Exhibit 99.2

Enterasys Networks, Inc.

Consolidated Financial Statements as of and for the Years Ended September 30, 2012 and 2011, and Independent Auditors’ Report

ENTERASYS NETWORKS, INC.

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1–2

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2012 AND 2011:

Balance Sheets	3

Statements of Operations	4

Statements of Comprehensive Income (Loss)	5

Statements of Changes in Stockholders’ Equity	6

Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8–27

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Enterasys Networks, Inc.
Salem, New Hampshire

We have audited the accompanying consolidated financial statements of Enterasys Networks, Inc. and subsidiaries (the “Company”) which comprise the consolidated balance sheets as of September 30, 2012, and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2012, and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Notes 1, 10 and 12, the consolidated financial statements include significant transactions with Enterprise Networks Holdings B.V. and its affiliates and are not necessarily indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Our opinion is not modified with respect to this matter.

October 28, 2013

ENTERASYS NETWORKS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2012 AND 2011

(In thousands, except share and per share data)

	2012	2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$23,266	$36,158
Accounts receivable — net	36,243	31,180
Affiliate receivables	19,582	18,280
Inventories	17,719	25,749
Affiliate note receivable	31,111	14,000
Prepaid expenses and other current assets	8,053	8,245
Income tax receivable	243	248
Deferred income taxes	10,757	13,845

Total current assets	146,974	147,705

RESTRICTED CASH	962	1,650

PROPERTY AND EQUIPMENT — Net	13,165	6,930

GOODWILL	120,294	123,077

INTANGIBLE ASSETS — Net	17,296	27,052

DEFERRED INCOME TAXES	67,370	70,603

OTHER ASSETS	16,386	17,068

TOTAL ASSETS	$382,447	$394,085

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$26,591	$30,957
Affiliate payables	1,019	8,392
Accrued expenses	28,127	32,853
Deferred revenue	41,525	40,228
Customer advances	3,313	1,573
Income taxes payable	449	857
Deferred income taxes	3,852	4,228

Total current liabilities	104,876	119,088

AFFILIATE DEBT	93,049	93,049

DEFERRED REVENUE	13,090	13,997

OTHER LIABILITIES	6,645	5,049

DEFERRED INCOME TAXES	29,071	27,384

Total liabilities	246,731	258,567

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS’ EQUITY:
Series A common stock, $0.001 par value — authorized, issued, and outstanding, 1,000 shares
Additional paid-in capital	209,754	209,754
Accumulated deficit	(69,083)	(71,218)
Accumulated other comprehensive loss	(4,955)	(3,018)

Total stockholder’s equity	135,716	135,518

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$382,447	$394,085

See notes to consolidated financial statements.

ENTERASYS NETWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED SEPTEMBER 30, 2012 AND 2011

(In thousands)

	2012	2011

REVENUE:
Product	$266,894	$257,782
Service	84,360	81,727

Total revenue	351,254	339,509

COST OF REVENUE:
Product	127,500	127,603
Service	33,390	31,454

Total cost of revenue	160,890	159,057

GROSS PROFIT	190,364	180,452

OPERATING EXPENSES:
Research and development	58,393	59,640
Selling, general, and administrative	109,917	104,918
Amortization of intangible assets	9,756	14,269

Total operating expenses	178,066	178,827

INCOME FROM OPERATIONS	12,298	1,625

INTEREST EXPENSE	(8,801)	(14,692)

OTHER (EXPENSE) INCOME — Net	(2,062)	2,252

INCOME (LOSS) BEFORE INCOME TAXES	1,435	(10,815)

INCOME TAX BENEFIT	700	2,167

NET INCOME (LOSS)	$2,135	$(8,648)

See notes to consolidated financial statements.

ENTERASYS NETWORKS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED SEPTEMBER 30, 2012 AND 2011

(In thousands)

	2012	2011

NET INCOME (LOSS)	$2,135	$(8,648)

OTHER COMPREHENSIVE LOSS:
Foreign currency translation adjustment	(1,937)	(3,896)

COMPREHENSIVE INCOME (LOSS)	$198	$(12,544)

See notes to consolidated financial statements.

ENTERASYS NETWORKS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2012 AND 2011

(In thousands, except share data)

	Series A				Accumulated
	Common Stock		Additional		Other
		Par	Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Value	Capital	Deficit	Loss	Equity

BALANCE — October 1, 2010	1,000	$—	$149,364	$(62,570)	$878	$87,672

Distribution of Enterasys Canada to Gores ENT			(4,610)			(4,610)

Contribution from Gores ENT to Enterasys			65,000			65,000

Currency translation adjustment					(3,896)	(3,896)

Net loss				(8,648)		(8,648)

BALANCE — September 30, 2011	1,000	—	209,754	(71,218)	(3,018)	135,518

Currency translation adjustment					(1,937)	(1,937)

Net income				2,135		2,135

BALANCE — September 30, 2012	1,000	$—	$209,754	$(69,083)	$(4,955)	$135,716

See notes to consolidated financial statements.

FOR THE YEARS ENDED SEPTEMBER 30, 2012 AND 2011

(In thousands)

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,135	$(8,648)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,713	18,311
Provision for doubtful accounts	(85)	137
Miscellaneous realized gains (losses)	20	(207)
Unrealized loss on foreign currency transactions	896	486
Deferred income taxes	7,537	5,487
Amortization of debt discount		894
Changes in assets and liabilities:
Accounts receivable	(6,947)	5,628
Affiliate receivables	(1,643)	225
Inventories	8,663	(13,343)
Prepaid expenses and other assets	(781)	5,097
Accounts payable and accrued expenses	(8,867)	(13,115)
Affiliate payables	(6,170)	7,432
Customer advances	1,749	(1,603)
Deferred revenue	(822)	572
Income taxes	796	556
Other liabilities	(2,547)	2,723

Net cash provided by operating activities	7,647	10,632

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,181)	(2,027)
Acquisition of intellectual property		(817)
Distribution of Enterasys Canada to Gores ENT		(940)
Decrease in restricted cash	688	480

Net cash used in investing activities	(3,493)	(3,304)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from revolver		82,508
Repayments on revolver		(82,508)
Repayment of Wells Fargo debt		(10,000)
Borrowings on affiliate debt	8,873	25,331
Repayment of affiliate debt	(8,873)	(5,000)
Issuance of affiliate note receivable	(32,000)	(14,000)
Payments received on affiliate note receivable	15,000

Net cash used in financing activities	(17,000)	(3,669)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(46)	39

NET (DECREASE) INCREASE. ON CASH AND CASH EQUIVALENTS	(12,892)	3,698

CASH AND CASH EQUIVALENTS — Beginning of year	36,158	32,460

CASH AND CASH EQUIVALENTS — End of year	$23,266	$36,158

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid — net	$1,414	$2,104

Interest paid — net	$8,873	$—

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
Noncash purchases of capital equipment	$5,542	$1,054

Equity contribution of receivables from parent	$—	$58,216

Contribution to affiliate	$—	$(3,670)

See notes to consolidated financial statements.

ENTERASYS NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2012 AND 2011

1.                      BASIS OF PRESENTATION AND BUSINESS

Basis of Presentation — The consolidated financial statements include the accounts of Enterasys Networks, Inc., and its subsidiaries (“Enterasys” or the “Company”). On February 22, 2012, Gores ENT Holdings, Inc. (“Gores ENT”), was merged into Enterasys. Gores ENT was formed as a Delaware corporation on October 28, 2005. On March 1, 2006, Gores ENT acquired 100% of the outstanding common shares of Enterasys. On October 1, 2008, Siemens AG and the Gores Group LLC (“Gores”) completed a joint venture (JV) transaction whereby Gores and Siemens AG acquired 51% and 49% interests, respectively. Upon formation of the JV, Gores formed Enterprise Networks Holdings B.V. (“JV Co”). JV Co formed Enterprise Networks Holdings, Inc. (“EN Holdings”), for the purpose of holding Gores ENT, SER Holdings and subsidiaries, Siemens Enterprise Communications, and Chantry Networks and subsidiary (“Chantry”).

On September 12, 2013, EN Holdings entered into a stock purchase agreement to sell all of the issued and outstanding shares of the Company’s common stock to an unrelated entity for approximately $180 million, subject to certain adjustments defined in the agreement. The closing of the sale is subject to customary closing and other conditions and is expected to close on or about October 31, 2013.

The consolidated financial statements include significant transactions with JV Co and its affiliates and are not necessarily indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company.

The consolidated financial statements include revenues and expense transactions with JV Co, including, but not limited to, sales of products and services, research and development services, employee benefits and incentives, and financing activities, including:

Revenue — For the years ended September 30, 2012 and 2011, the Company sold, to various companies within the JV Co, products of $36.9 million and $37.5 million and services of $5.3 million and $4.5 million, respectively. Companies within the JV Co are considered platinum partners and receive the same discounts as other third-party platinum customers.

Research and Development Costs — The Company reimburses Chantry for all research and development costs incurred on its behalf. Total costs reimbursed totaled $11.3 million and $11.6 million for the years ended September 30, 2012 and 2011, respectively.

Self-Insured Medical Costs — The Company participates in a self-insured medical plan administered by Gores. Total costs associated with the medical plan were $5.1 million and $7.5 million for the years ended September 30, 2012 and 2011, respectively. These expenses were charged to selling, general, and administrative when incurred.

Workers’ Compensation, Auto, and General Liability Insurance — Enterasys is the beneficiary of an umbrella insurance policy carried by JV Co. Costs associated with the insurance plans totaled $0.1 million and $0.2 million for the years ended September 30, 2012 and 2011, respectively. These expenses were charged to selling, general, and administrative when incurred.

Global Management Incentive Plan (GMIP) — The Company participates in the JV Co’s GMIP. GMIP expenses recorded were $2.6 million and $6.6 million for the years ended September 30, 2012 and 2011, respectively. Costs were charged to the function from which the bonus was earned.

Interest Expense — The Company’s debt is held by a 100%-owned subsidiary of JV Co. Enterasys recorded interest expense of $8.8 million and $14.7 million for the years ended September 30, 2012 and 2011, respectively.

Product Service and Support — The Company reimbursed an affiliate for costs associated with the service and support of product. Reimbursed costs totaled $0.5 million and $0.5 million for the years ended September 30, 2012 and 2011, respectively, and were recorded in the cost of revenue — service and selling, general, and administrative.

These transactions may not, however, reflect the expense the Company would have incurred as an independent company for the years presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the organizational structure; what functions were outsourced or performed by employees; and strategic decisions made in areas, such as information technology (IT) and infrastructure. The Company is unable to determine what such costs would have been had the Company been independent.

The accompanying consolidated financial statements have been prepared in U.S. dollars in accordance with the accounting principles generally accepted in the United States of America (GAAP or “generally accepted accounting principles”).

Subsequent Events — The Company has evaluated subsequent events through October 28, 2013, the date on which the consolidated financial statements were available to be issued, noting no events requiring adjustment to the consolidated financial statements. The Company has included disclosures in Note 9 regarding the settlement or partial settlement of certain legal proceedings during fiscal 2013.

Business — Enterasys designs, develops, markets, and supports comprehensive network solutions architecture to address the network communication, management, and security requirements facing global enterprises. The Company believes its solutions offer customers the secure, high-capacity, and cost-effective network connectivity required to facilitate the exchange of information among employees, customers, suppliers, business partners, and other network users. The Company is focused on delivering networking solutions that include security features within the network architecture. Enterasys believes its solutions enable customers to meet their network software requirements for continuity, context, control, compliance, and consolidation through an architecture and management interface designed for ease of use. Enterasys’ installed base of customers consist of commercial enterprises, governmental entities, health care, financial, educational, nonprofit institutions, and various other organizations.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include the accounts of Enterasys and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates and Judgments — The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and judgments relied upon in preparing these consolidated financial statements include revenue recognition for multiple-element arrangements, inventory valuations, warranty provisions, legal contingencies, and recoverability of Enterasys’ net deferred tax assets and the related valuation allowances. Enterasys regularly assesses these estimates and records changes in estimates in the period in which they become known. Enterasys bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Risks and Uncertainties — The markets for the Company’s products are characterized by rapid technological development, intense competition, and frequent new product introductions, all of which could affect the future realizability of the Company’s assets.

Revenue Recognition — The Company’s revenue is primarily derived from sales of networking products, which typically have both software and nonsoftware components that function together to deliver the products’ essential functionality, professional services, software licenses, and maintenance and support services.

The Company recognizes revenue from sales when persuasive evidence of an arrangement exists, delivery has occurred, the sale price is fixed or determinable, and collectibility of the related receivable is probable. In instances where the customer has specifically bargained for acceptance criteria, revenue is deferred until the acceptance has been achieved. When fees for products or services are not fixed and determinable, the Company defers the recording of receivables and revenue until such time as the fees become due or are collected.

The Company’s arrangements typically include multiple elements, such as products, software licenses, maintenance and support services, and professional services. When the Company’s sales arrangements contain multiple elements, the Company allocates the arrangement fee based upon the relative value of the stand-alone selling price for each element. The stand-alone selling price of each element is determined using a selling price hierarchy. Under the selling price hierarchy, the selling price for each deliverable is based on the Company’s vendor-specific objective evidence (VSOE), which is determined by a substantial majority of the Company’s historical stand-alone sales transactions for a product or service falling within a narrow range. If VSOE is not available due to a lack of stand-alone sales transactions or lack of pricing within a narrow range, then third-party evidence (TPE), as determined by the stand-alone pricing of competitive vendor products in similar markets, is used, if available. TPE typically is difficult to establish due to the Company’s various product and service offerings containing a significant level of customization and differentiation and difficulty in obtaining reliable competitive stand-alone pricing information. When neither VSOE nor TPE is available, the Company determines its best estimate of stand-alone selling price (ESP) for a product or service and does so by considering several factors, including, but not limited to, the sales prices, sales channel, geography, gross margin objective, competitive product pricing, and product life cycle. In consideration of all relevant pricing factors, the Company applies management judgment to determine the Company’s best estimate of selling price. Generally, the stand-alone selling price of product and services is determined using VSOE and the stand-alone selling price of other unique deliverables is determined by using ESP. The Company limits the amount of revenue recognized for delivered elements to the amount that is not contingent on the future delivery of products or services, future performance obligations, or subject to customer-specific return or refund privileges.

For software license sales, the Company recognizes revenue in accordance with the accounting standards for software revenue recognition. These arrangements typically include multiple elements, such as the software license, professional services, and maintenance and support services. Revenue for software license arrangements is recognized utilizing the residual method whereby the arrangement fee is first allocated to any undelivered elements that are considered not essential to the functionality of the license based upon the VSOE for those elements and the remainder of the arrangement fee is recognized upon delivery of the license. If the Company does not have VSOE for each undelivered element, it defers all revenue on the entire arrangement until VSOE is established or until such elements are delivered, provided that all other revenue recognition criteria are met.

The Company sells its products to stocking distributors, nonstocking distributors, and value-added resellers that sell directly to end users. The majority of revenue is from a select group of stocking distributors with contractually agreed product rotation rights. The Company defers the revenue associated with all sales to its stocking distributors until the distributors sell the product, as evidenced by “sales-out” reports that the distributors provide. For product sales to nonstocking distributors and value-added resellers, the Company does not grant return privileges, except for defective products during the warranty period. Accordingly, the Company recognizes revenue upon shipment, provided that all other revenue recognition criteria are met.

Revenue from maintenance and support services is recognized ratably over the service period. Revenue from other professional services is typically recognized as the services are accepted by the customer, if all other revenue recognition criteria have been met.

Deferred revenue typically includes amounts associated with maintenance and support contracts or professional services. Deferred revenue expected to be recognized as revenue more than one year subsequent to the consolidated balance sheet date is reported within long-term liabilities in the consolidated balance sheets. The Company defers recognition of incremental direct costs, such as cost of goods and third-party installations, until recognition of the related revenue.

The Company excludes any taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction (i.e., sales, use, value added) from its revenue and costs. Reimbursement received for out-of-pocket expenses and shipping costs is recorded as revenue.

Cash and Cash Equivalents — Cash and cash equivalents consist of all highly liquid investments with a maturity at date of purchase of 90 days or less. Cash and cash equivalents are carried at cost, which approximates fair value.

Enterasys maintains its cash and cash equivalents in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced losses in such accounts. The Company believes that it is not exposed to any significant credit risk for cash.

Allowance for Doubtful Accounts — The Company estimates the collectibility of its accounts receivable and the related amount of bad debts that may be incurred in the future. The allowance for doubtful accounts results from an analysis of specific customer accounts, historical experience, customer concentrations, credit ratings, and current economic trends.

Restricted Cash — The Company classifies as restricted cash all cash pledged as collateral to secure long-term obligations and all cash whose use is otherwise limited by contractual provisions. Restricted cash consists of litigation bonds, state insurance requirements, and various lease deposits.

Inventories — Inventories are reported at the lower of cost or market. Costs are measured at standard, which approximates actual cost on a first-in, first-out method. The Company records a provision for excess and obsolete raw materials and finished goods inventory using a reserve methodology based primarily on forecasts of future demand. Finished goods inventory includes customer evaluation units, as well as products shipped to stocking distributors where revenue is not recognized until the products are shipped to their customers. Service inventory represents inventory used by the Company as replacement parts for customers whom have purchased long-term service contracts. The Company records a provision for excess and obsolete service inventory based upon a review of estimated product service lives and usage estimates.

Property, Plant, and Equipment — Property and equipment is stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from two to five years. Leasehold improvements are amortized over the lesser of the lease term or its useful life. When an asset is sold or retired, the cost and related accumulated depreciation or amortization is eliminated, and the resulting gain or loss, if any, is recognized in income (loss) from operations in the consolidated statements of operations. The Company reviews property and equipment for impairment in the same manner as intangible assets discussed below.

Intangible Assets and Goodwill — Intangible assets are composed of intellectual property and customer relations, which is amortized over its estimated useful life. Intangible assets are reviewed for impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable based upon the estimated undiscounted cash flows.

Goodwill is recorded when the consideration for an acquisition exceeds the fair value of net tangible and identifiable intangible assets acquired. Goodwill is not amortized, but instead is tested for impairment at least annually or if indicators of potential impairment exist by comparing the fair value of the Company’s reporting unit to its carrying value. The Company estimates the fair value of its reporting unit using a discounted cash flow model or other valuation models, such as comparative transactions and market multiples. There was no impairment of goodwill recorded for the years ended September 30, 2012 and 2011.

Intangible assets with estimated lives and other long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of intangible assets with estimated lives and other long-lived assets is measured by a comparison of the carrying amount of an asset or asset group to future net undiscounted cash flows expected to be generated by the asset or asset group. If these comparisons indicate that an asset is not recoverable, the Company will recognize an impairment loss for the amount by which the carrying value of the asset or asset group exceeds the related estimated fair value. Estimated fair value is based on either discounted future operating cash flows or appraised values, depending on the nature of the asset. There were no impairments of intangible assets recorded for the years ended September 30, 2012 and 2011.

Financial Instruments — The Company’s financial instruments include cash and cash equivalents, accounts receivable, affiliate accounts receivable, accounts payable, affiliate accounts payable, accrued expenses, and affiliate debt. Because of their short maturity, the carrying amounts of cash and cash equivalents, accounts and notes receivable, accounts payable, accrued expenses, and short-term borrowings approximate fair value. The Company’s affiliate debt carries a variable interest rate and the carrying value of the affiliate debt approximates fair value.

Financial instruments with remaining maturities or that are due within one year from the consolidated balance sheet date are classified as current. Financial instruments with remaining maturities or that are payable more than one year from the consolidated balance sheet date are classified as noncurrent.

Concentrations of Credit Risk and Significant Customers — The Company grants credit to its customers during the normal course of business and generally requires no collateral from its customers. However, management routinely assesses the financial condition of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited. As of September 30, 2012 and 2011, five customers account for 29% and 48% of the Company’s total accounts receivable, respectively. During the years ended September 30, 2012 and 2011, five customers account for 68% and 64% of the Company’s total revenue, respectively.

Enterasys has six major contract manufacturers. Failure to manage the activities of these manufacturers or any disruption in these relationships could result in the disruption in the supply of its products and in delays in the fulfillment of the Company’s customer orders. During the years ended September 30, 2012 and 2011, purchases from the Company’s top six vendors accounted for 95% and 92% of the Company’s inventory purchases, respectively.

Research and Development Costs and Software Costs — Expenditures related to the development of new products, including significant improvements and refinements to existing products and the development of software are expensed as incurred. Software development costs are required to be capitalized beginning when the technological feasibility of a product has been established and ending when a product is available for general release to customers. The Company’s process for developing software is essentially completed concurrent with the establishment of technological feasibility, accordingly, no costs have been capitalized to date.

Advertising Costs — Advertising expenditures are charged to expense as incurred. Advertising expenses for the years ended September 30, 2012 and 2011, were $3.1 million and $1.5 million, respectively.

Operating Segments — Enterasys operates in a single segment. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. To date, the chief operating decision maker has made such decisions and assessed performance at the company level as one segment. The Company’s chief operating decision maker is its chief executive officer.

Income Taxes — Deferred tax assets and liabilities are recognized for the expected future consequences of events that have been reflected in the consolidated financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax bases of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. Such differences arise primarily from depreciation, accruals and reserves, deferred revenue, tax credits, net operating loss carryforwards, and allowances for accounts receivable. Enterasys records valuation allowances to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company has not provided for U.S. income taxes on the undistributed earnings of non-U.S. subsidiaries, as the Company plans to permanently reinvest these amounts.

The domestic entities join in the filing of a consolidated U.S. federal and certain state tax return with related U.S. entities. Tax benefits realized on the utilization by related members of the companies’ net operating loss carryforwards and other attributes are charged back to those members. This is the primary driver for the current federal and state tax benefits being recorded. The Company uses the benefits for loss method in determining the amount due from these related members.

The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, no amount of the benefit attributable to the position is recognized. The tax benefit to be recognized of any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50%

likely of being realized upon resolution of the contingency. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes.

Comprehensive Income — The Company presents comprehensive income (loss) in its consolidated statements of comprehensive income (loss) and is composed of net income (loss) and foreign currency translation adjustments. The foreign currency translation amounts are $(1.9) million and $(3.9) million for the years ended September 30, 2012 and 2011, respectively.

Foreign Currency Translation — For foreign subsidiaries where the functional currency is the local currency, assets and liabilities are translated into U.S. dollars at the current exchange rate on the consolidated balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during each period. Translation adjustments for these subsidiaries are included in accumulated other comprehensive income (loss).

For foreign subsidiaries where the functional currency is the U.S. dollar, monetary assets and liabilities are translated into U.S. dollars at the current exchange rate on the consolidated balance sheet date. Nonmonetary assets and liabilities are remeasured into U.S. dollars at historical exchange rates. Revenue and expense items are translated at average rates of exchange prevailing during each period.

Realized and unrealized foreign currency gains and losses arising from transactions denominated in currencies other than the subsidiary’s functional currency are reflected in earnings with the exception of intercompany transactions considered to be of a long-term investment nature. Foreign currency transaction (loss) gain was $(2.5) million and $1.8 million for the years ended September 30, 2012 and 2011, respectively.

Fair Value Measurements — Accounting standards define fair value, establish a framework for measuring fair value under generally accepted accounting principles, and enhance disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s assets that are measured at fair value on a recurring basis include cash equivalents that represent deposits in overnight U.S. Treasury money market mutual funds. As of September 30, 2012 and 2011, the fair value was as follows (in thousands):

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
	Balance as of	for Identical	Observable	Unobservable
	September 30,	Assets/Liabilities	Inputs	Inputs
Description	2012	(Level 1)	(Level 2)	(Level 3)

Cash equivalents	$12,522	$12,522	$—	$—

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
	Balance as of	for Identical	Observable	Unobservable
	September 30,	Assets/Liabilities	Inputs	Inputs
Description	2011	(Level 1)	(Level 2)	(Level 3)

Cash equivalents	$26,164	$26,164	$—	$—

Loss Contingencies and Reserves:

Loss Contingencies — The Company is subject to ongoing business risks arising in the ordinary course of business that affect the estimation process of the carrying value of assets, the recording of liabilities, and the possibility of various loss contingencies. An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated. The Company regularly evaluates current information available to determine whether such amounts should be adjusted and record changes in estimates in the years they become known.

Reserve for Product Warranty Costs — The Company extends a limited lifetime warranty (LLW) on certain fixed switching, access point and controllers, and K-series modular switching products within the portfolio.

The warranty period typically covers the sales life of the product, plus five years of service life once the product is announced as end-of-sales life (EOSL). For most products under a LLW, the sales life is anticipated to be three years, therefore, the initial accrual period spans eight years. This is adjusted, as necessary, if the sales life is extended.

The per unit accrual rate for LLW products is determined based upon forecasted unit shipments, EOSL schedule, estimated technical return rates, and transactional costs related to the return and repair process.

Accrual for Royalties — The Company accrues for royalties for technology that it licenses from vendors based on established royalty rates and usage.

Reserve for Litigation and Legal Fees — The Company is subject to various legal claims, including securities litigation. The Company reserves for legal contingencies and legal fees when it is probable that a loss has been incurred and the amounts are reasonably estimable.

3.                      ACCOUNTS RECEIVABLE — NET

Accounts receivable — net as of September 30, 2012 and 2011, consist of the following (in thousands):

	2012	2011

Accounts receivable — gross	$36,341	$31,426
Allowance for doubtful accounts	(98)	(246)

Accounts receivable — net	$36,243	$31,180

The Company does not recognize revenue on product shipments to certain stocking distributors until those distributors have sold the product to the end customer. As of September 30, 2012 and 2011, $4.8 million and $5.5 million, respectively, of product shipments had been billed and revenue had not been recognized, of which $3.3 million and $1.6 million, respectively, were paid and included in customer advances. The balance of $1.5 million and $3.9 million, respectively, were unpaid and are recorded as a contra account to gross accounts receivable.

4.                      INVENTORY

Inventory as of September 30, 2012 and 2011, consists of the following (in thousands):

	2012	2011

Raw materials	$994	$1,436
Evaluation units	741	726
Finished goods	15,984	23,587

Inventories	$17,719	$25,749

The Company records shipments to stocking distributors as a component of finished goods inventory. When the products are sold to end users, the associated cost of the inventory is recorded as a component of cost of revenue. As of September 30, 2012 and 2011, $0.9 million and $1.1 million, respectively, of the Company’s finished goods inventory was held by stocking distributors.

For the years ended September 30, 2012 and 2011, service  inventory of $14.4 million and $15.4 million, respectively, have been classified as long-term and is a component of other assets.

5.                      PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2012 and 2011, consists of the following (in thousands):

	Useful Life	2012	2011

Computers and equipment	3 years	$19,051	$18,878
Software	3 years	5,755	7,400
Leasehold improvements	Lessor of lease term or useful life	2,643	2,520
Furniture and fixtures	5 years	580	607
Construction in progress		6,580	744

		34,609	30,149

Less accumulated depreciation		(21,444)	(23,219)

Property and equipment — net		$13,165	$6,930

The Company recorded depreciation expense related to property and equipment of $3.9 million and $4 million for the years ended September 30, 2012 and 2011, respectively.

The Company had no property or equipment under capital lease for any of the years presented.

6.                      INTANGIBLE ASSETS AND GOODWILL

A reconciliation of changes in the carrying amount of goodwill as of September 30, 2012 and 2011, is as follows (in thousands):

Balance — October 1, 2010	$125,209

Effect of foreign currency rate changes	(2,132)

Balance — September 30, 2011	123,077

Effect of foreign currency rate changes	(2,783)

Balance — September 30, 2012	$120,294

The Company has designated September 30 as the date of the annual goodwill impairment test. Based on the annual impairment test, there was no impairment of goodwill as of September 30, 2012 or 2011.

Gross amortizable intangible assets and the related accumulated amortization as of September 30, 2012 and 2011, respectively, are as follows (in thousands):

			Net
		Accumulated	Carrying	Weighted-Average
2012	Cost	Amortization	Value	Useful Life

Customer relations	$42,407	$(34,897)	$7,510	8 years
Trademarks	26,160	(16,864)	9,296	11 years
Patents and technology	54,304	(53,814)	490	6 years

	$122,871	$(105,575)	$17,296

			Net
		Accumulated	Carrying	Weighted-Average
2011	Cost	Amortization	Value	Useful Life

Customer relations	$42,407	$(29,597)	$12,810	8 years
Trademarks	26,160	(14,307)	11,853	11 years
Patents and technology	54,304	(51,915)	2,389	6 years

	$122,871	$(95,819)	$27,052

Amortization expense of the intangible assets was $9.8 million and $14.3 million for the years ended September 30, 2012 and 2011, respectively.

Expected future intangible asset amortization as of September 30, 2012, was as follows (in thousands):

Years Ending
September 30

2013	$8,021
2014	4,929
2015	4,346

$17,296

7.                      ACCRUED EXPENSES

Accrued expenses as of September 30, 2012 and 2011, consist of the following (in thousands):

	2012	2011

Compensation and benefits	$12,426	$17,967
Royalties	1,638	1,668
Marketing development	1,251	1,384
IT and engineering	1,391	1,752
Legal	4,666	2,186
Other	6,755	7,896

	$28,127	$32,853

For the years ended September 30, 2012 and 2011, warranty reserves of $2.5 million and $2.8 million, respectively, have been classified as long term and are a component of other liabilities.

8.                      INCOME TAXES

Income (loss) before income taxes as of September 30, 2012 and 2011, is as follows (in thousands):

	2012	2011

U.S. loss	$(9,057)	$(20,584)
Foreign income	10,492	9,769

Total loss before income taxes	$1,435	$(10,815)

The provision for (benefit from) income taxes for the years ended December 30, 2012 and 2011, consisted of the following (in thousands):

	2012	2011

Current:
Federal	$(9,323)	$(8,891)
State	(42)	(318)
Foreign	1,121	2,170

Total current	(8,244)	(7,039)

Deferred:
Federal	7,030	3,010
State	399	(171)
Foreign	115	2,033

Total deferred	7,544	4,872

Total income tax benefit	$(700)	$(2,167)

The domestic entities of the Company join in the filing of a consolidated U.S. federal return and certain state tax returns (where permitted) with related U.S. entities not included in these consolidated financial statements. Although the Company could not have used certain federal and state attributes on a stand-alone basis, other related U.S. entities within the consolidated U.S. federal return have been able to utilize these tax attributes. The Company uses the modified separate return approach whereby an entity may consider a tax attribute realized if it is used in a consolidated tax return even if it could not be realized on a stand-alone basis.

Tax benefits realized on the utilization of net operating losses and other attributes by related entities of the U.S. federal consolidated returns are charged back to those related U.S. entities under a tax-sharing agreement. This is the primary driver for the current federal and state tax benefits being recorded. The offsetting entry for the current benefit recognized by the related U.S. entities is generally an affiliate receivable. The affiliate receivable for unpaid tax benefits was $6.7 million and $10.7 million for the years ended September 30, 2012 and 2011.

The difference between the provision for income taxes and income taxes computed using the U.S. federal income tax rate is primarily due to the benefit of federal tax credits, other expenses not deductible for income tax purposes, the change in the valuation allowance, foreign tax rate differentials, and state income taxes.

Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2012 and 2011, are as follows (in thousands):

	2012	2011

Deferred tax assets:
Accounts receivable	$11	$50
Inventories	1,355	1,095
Deferred revenue	4,423	4,899
Property, plant, and equipment		908
Other reserves and accruals	2,939	4,669
Amortization of acquired intangible assets	19,132	18,593
Domestic net operating loss carryforwards	11,776	17,166
Foreign net operating loss carryforwards	26,467	28,743
Tax credit carryforwards	8,892	4,766
Foreign deferred tax assets	3,748	2,993

Total deferred tax assets	78,743	83,882

Valuation allowance	(13,993)	(12,561)

Net deferred tax assets	$64,750	$71,321

Deferred tax liabilities:
Foreign exchange	$(4,704)	$(6,040)
Tax deductible goodwill	(14,842)	(12,445)

Net deferred tax liabilities	$(19,546)	$(18,485)

Recorded as:
Current deferred tax assets	$10,757	$13,845
Noncurrent deferred tax assets	67,370	70,603
Current deferred tax liabilities	(3,852)	(4,228)
Noncurrent deferred tax liabilities	(29,071)	(27,384)

	$45,204	$52,836

The Company has significant deferred tax assets primarily relating to net operating loss and tax credit carryforwards. The Company evaluates the realizability of its deferred tax assets and considers all evidence of realizability, both positive and negative, when making a determination of whether a valuation allowance is necessary. Based upon this assessment, the Company has provided valuation allowances of $14.0 million and $12.6 million for the years ended September 30, 2012 and 2011, respectively. The Company has determined that it is not more likely than not that these assets will be utilized in the future.

The Company’s valuation allowance increased by $1.4 million and decreased by $3.5 million for the years ended September 30, 2012 and 2011, respectively. In determining the realizability of its federal,

foreign, and state deferred tax assets, the Company has relied, in part, on forecast utilization based upon future operating results. Should there be a material difference between its forecasts and actual results in future periods, there could be a material change in the balance of deferred tax assets benefitted. The Company will continue to monitor its deferred tax position and operating results and will make changes to its valuation allowance as necessary to account for changes in facts in future periods.

As of September 30, 2012, the Company had gross operating loss carryforwards for federal, state, and foreign tax purposes of $29.8 million, $25.7 million, and $136.3 million, respectively. The Company had federal and state tax credit carryforwards of $1.0 million and $7.9 million, respectively, as of September 30, 2012. Federal net operating loss carryforwards of $29.8 million will expire 2029 through 2030; state net operating losses of $25.7 million will expire 2013 through 2032; most of the foreign net operating losses will not expire with the exception of the Japan net operating losses, which will begin to expire in 2013 if not utilized. Federal tax credits of $1.0 million will expire beginning in 2016, if not utilized, and state tax credits of $7.9 million will expire beginning in 2013, if not utilized.

As of September 30, 2012, the Company conducted an Internal Revenue Code Section 382 (“Sec. 382”) analysis with respect to its net operating loss and credit carryforwards and determined that there was a change of control; therefore, net operating loss and credit carryforwards incurred before January 1, 2009, are limited by the provision of Sec. 382. The deferred tax asset being reflected for these loss and credit carryforwards takes into consideration any anticipated expiration of these benefits due to limitations under Sec. 382.

As of September 30, 2012, the Company intends to indefinitely reinvest the earnings of the foreign subsidiaries. The unremitted earnings at September 30, 2012, amounted to approximately $24.8 million. Taxes paid to foreign governments on those earnings may be used, in whole or in part, as credits against U.S. tax on any taxable distributions made from such earnings. It is not practicable to estimate the amount of unrecognized deferred U.S. taxes on these undistributed earnings.

As of September 30, 2012, the Company had $0.4 million of unrecognized tax benefits. If fully recognized in the future, $0.4 million would impact the effective tax rate, and $0.4 million would result in adjustments to deferred tax assets. It is reasonably possible that the amount of unrealized tax benefit will not decrease during the next 12 months.

A reconciliation of the beginning and ending amount of total unrecognized tax benefits as of September 30, 2012 and 2011, is as follows (in thousands):

	2012	2011

Balance — beginning of fiscal year	$1,272	$1,160

(Reductions) additions for tax positions of the current year	(253)	112
Reductions for tax positions of prior years for — settlement during the period	(626)

Total additions and reductions	(879)	112

Balance — end of fiscal year	$393	$1,272

Estimated interest and penalties related to the underpayment of income taxes are classified as a component of tax expense in the consolidated statements of operations and none were recorded for the years ended September 30, 2012 and 2011.

In general, the Company’s U.S. federal income tax returns, state income tax returns, and foreign income tax returns are subject to examination by tax authorities for fiscal years 2006 forward due to net operating losses.

9.                      COMMITMENTS AND CONTINGENCIES

Legal Proceedings — The Company may, from time to time, be party to litigation arising in the course of its business, including, without limitation, allegations relating to commercial transactions, business relationships, or intellectual property rights. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Litigation, in general, and intellectual property and securities litigation, in particular, can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings are difficult to predict.

In accordance with applicable accounting guidance, the Company records accruals for certain of its outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company evaluates, at least on a quarterly basis, developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would result in a loss contingency to become both probable and reasonably estimable. When a loss contingency is not both probable and reasonably estimable, the Company does not record a loss accrual. However, if the loss (or an additional loss in excess of any prior accrual) is at least a reasonable possibility and material, then the Company would disclose an estimate of the possible loss or range of loss, if such estimate can be made, or disclose that an estimate cannot be made. The assessment whether a loss is probable or reasonably possible, and whether the loss or a range of loss is estimable, involves a series of complex judgments about future events. Even if a loss is reasonably possible, the Company may not be able to estimate a range of possible loss, particularly where (i) the damages sought are substantial or indeterminate, (ii) the proceedings are in the early stages, or (iii) the matters involve novel or unsettled legal theories or a large number of parties. In such cases, there is considerable uncertainty regarding the ultimate resolution of such matters, including the amount of any possible loss, fine, or penalty. Accordingly, for current proceedings, the Company is currently unable to estimate any reasonably possible loss or range of possible loss. However, an adverse resolution of one or more of such matters could have a material adverse effect on the Company’s results of operations in a particular quarter or fiscal year.

Described below are the material legal proceedings in which the Company is involved.

Intellectual Property Litigation

Extreme Networks and Brocade Communications Systems — On June 21, 2005, the Company filed a suit against Extreme Networks, Inc. (“Extreme”), and Foundry Networks, Inc. (“Foundry”). in the U.S. District Court for the District of Massachusetts. Foundry was subsequently acquired by Brocade Communications Systems, Inc. (“Brocade”).

On June 30, 2012 and December 31, 2012, the Company paid Extreme $0.6 million and $0.4 million, respectively, for court-awarded damages related to a suit filed by Extreme on April 20, 2007, against the Company in the U.S. District Court for the Western District of Wisconsin, Civil Action No. 07-C-0229-C.

On March 29, 2013, the Company and Extreme entered into a confidential settlement agreement (“Agreement”). The Agreement required a dismissal with prejudice of the Wisconsin and Massachusetts litigation, as well as cross covenants not to sue and survival of settlement rights for any acquiring party of the parties. Joint motions to dismiss were granted on April 13, 2013, and April 15, 2013, respectively.

The Company received $1.8 million — net during 2013 as part of the agreement. All matters between the parties have now been resolved.

On April 19, 2013, the Company and Brocade entered into a confidential settlement agreement (“Foundry Agreement”). The Foundry Agreement required a dismissal with prejudice of the Massachusetts litigation, as well as cross standstill covenants and releases. A joint motion to dismiss was granted on May 1, 2013. The Company received $4 million — net during 2013 as part of the agreement. All matters between the parties have now been resolved.

Reefedge Networks — On September 17, 2012, Reefedge Networks, LLC filed a suit against the Company in the U.S. District Court for the District of Delaware, Civil Action No. 12-1147. The complaint alleged wrongful use, making, selling, and/or offering to sell products that infringe U.S. Patent Nos. 6,633.761; 6,975,864; and 7,197,308 and sought unspecified monetary damages. An answer has been filed. Given the preliminary nature of the claims, the Company is not able to assess the likelihood of a particular outcome.

Relay IP, Inc. — On May 8, 2013, Relay IP, Inc., filed a suit against the Company in the U.S. District Court for the District of Delaware, Civil Action No. 13-774. The complaint alleges infringement based on the Company’s testing of its own equipment and inducing its customers to infringe U.S. Patent No. 5,331,637 and seeks unspecified monetary damages. An answer has been filed. Given the preliminary nature of the claims, the Company is not able to assess the likelihood of a particular outcome.

Other Matters

Brazil — The Company has been subject to an ongoing tax audit at one of its Brazilian entities by the state of Sao Paulo for the years 2002 through 2009. The audit assessments received are currently being investigated by management and outside counsels in order to successfully settle the legal proceedings. In June 2013, in order to bring partial resolution to these matters, the Company participated in an amnesty plan resulting in the payment of $4.7 million. The remaining open assessment is for $8.5 million. While the ultimate resolution of remaining matters is subject to many uncertainties, management expects that it will be able to prevail in these matters with no material impact to the Company’s consolidated financial statements. Accordingly, no amounts were recorded in the consolidated financial statements for the remaining open assessment.

Indemnification Obligations — Subject to certain limitations, the Company may be obligated to indemnify its current and former directors and officers. These obligations arise under the terms of its certificate of incorporation, its bylaws, and Delaware law. The obligation to indemnify, where applicable, generally means that the Company is required to pay or reimburse and, in certain circumstances, the Company has paid or reimbursed, the individual’s reasonable legal expenses and possibly damages and other liabilities incurred in connection with these matters. It is not possible to estimate the maximum potential amount under these indemnification agreements due to the limited history of these claims. The cost to defend the Company and the named individuals could have a material adverse effect on its consolidated financial position, results of operations, and cash.  The Company had no outstanding indemnification claims as of September 30, 2012.

Product Warranty — A reconciliation of changes in the carrying amount of product warranty as of September 30, 2012 and 2011, is as follows (in thousands):

Balance — October 1, 2010	$3,993

Additions	713
Release	(984)

Balance — September 30, 2011	3,722

Additions	946
Release	(1,332)

Balance — September 30, 2012	$3,336

The long-term portion of the product warrant accrual is a component of other liabilities and was $2.5 million and $2.8 million for the years ended September 30, 2012 and 2011, respectively.  The short term portion is a component of Accrued expenses and was $0.8 million and $0.9 million for the periods ended September 30, 2012 and 2011, respectively.

Other Commitments — The Company leases office facilities and various equipment under noncancelable operating leases expiring through the year 2023. Some of the leases provide for rent increases based on the Consumer Price Index and increases in real estate taxes. Rent expense associated with operating leases — net of sublease income, was $5.1 million and $5.2 million for the years ended September 30, 2012 and 2011, respectively.

In 2007, the Company renewed a lease agreement for its corporate headquarters in Andover, Massachusetts. As part of the agreement, the Company received $2.3 million in cash as a tenant allowance to be used for future leasehold improvements. The $2.3 million received is treated as part of the total lease commitment and is recorded as a long-term liability in the consolidated balance sheet. This balance is being amortized over the life of the lease agreement as a reduction to rent expense in selling, general, and administrative expense. In January 2012, the Company exercised an early termination clause. The required notification was delivered to the landlord and the Company incurred early termination fees of approximately $1.8 million that were paid in June 2012. The lease concluded in June 2013.

In January 2012, the Company entered into a lease agreement for its corporate headquarters in Salem, New Hampshire. As part of the agreement, the Company received $7.1 million in tenant incentives to be used for leasehold improvements or a reduction in rent and six months of free rent. As of September 30, 2012, the Company had utilized $4.1 million of its tenant incentives for leasehold improvements with a corresponding amount recorded as deferred rent within other liabilities in the consolidated balance sheet. Subsequently, the Company utilized the full incentive of $7.1 million for leasehold improvements. All leasehold incentives have been recorded as a long-term liability, less current portion, and are being amortized over the lease term as a reduction to rent expense in selling, general, and administrative expenses.

Total future minimum lease payments under all noncancelable operating leases that the Company has initial or remaining noncancelable lease terms as of September 30, 2012, are summarized as follows (in millions):

Years Ending	Noncancelable
September 30	Lease Commitments

2013	$5.1
2014	3.7
2015	2.7
2016	2.8
Thereafter	17.1

Total noncancelable lease commitments	$31.4

At September 30, 2012, Salem, New Hampshire, the Company had noncancelable purchase commitments of approximately $8.8 million, primarily with its contract manufacturers. The majority of these purchase commitments are expected to be paid in fiscal year 2013.

At September 30, 2012, the Company had commitments of approximately $6.9 million related to various royalty and license agreements. The Company expects to make payments of $4.3 million in fiscal year 2013, $1.9 million in fiscal year 2014, and $0.7 million in fiscal year 2015.

10.               DEBT

The Company’s long-term debt as of September 30, 2012 and 2011, by borrowing entity is summarized as follows (in thousands):

	2012	2011

Second-lien term loan:
Enterasys	$37,989	$37,989
Enterasys Networks Distribution Limited	15,088	15,088

Total	53,077	53,077

Mezzanine loan:
Gores ENT		39,972
Enterasys	39,972

Total	39,972	39,972

Total long-term debt	$93,049	$93,049

Second-Lien Term Loan — The Company’s second-lien term loan is provided by an affiliate and is due on February 10, 2016. The interest rate is the 3-month London InterBank Offered Rate (LIBOR), plus the LIBOR rate margin, totaling 9.4% at September 30, 2012 and 2011. Beginning fiscal year 2012, interest was due and payable quarterly. Prior to fiscal year 2012, unpaid interest was added to the loan principal and payable on the maturity date. There are no debt covenants the Company is required to comply with.

Mezzanine Loan — The Company’s mezzanine loan is also provided by an affiliate and belonged to Gores ENT prior to the merger with Enterasys in 2012. This loan is due February 10, 2016, and its interest rate is the 3-month LIBOR rate, plus the LIBOR rate margin, totaling 9.6% at September 30, 2012 and 2011. Beginning fiscal year 2012, interest was due and payable quarterly. Prior to fiscal year 2012, unpaid interest was added to the loan principal and payable on the maturity date. There are no debt covenants the Company is required to comply with.

Interest paid to the affiliate as of September 30, 2012, totaled $8.9 million for the above-mentioned loans, there was no interest paid in fiscal year 2011.

11.               EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees in the United States, who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis, subject to legal limitations. The 401(k) plan provides for matching contributions on the part of the Company equal to 50% of employee contributions up to $1,000 per year. The Company’s matching contributions to the 401(k) plan totaled $0.4 million and $0.4 million, respectively, for the years ended September 30, 2012 and 2011.

12.               RELATED-PARTY TRANSACTIONS

The Company, being a wholly owned subsidiary of the JV Co, has several related-party transactions as follows:

Affiliate Receivables — The Company had $19.6 million and $18.3 million at September 30, 2012 and 2011, respectively, in receivables from various affiliated companies within the JV Co. The balances represent sales of product and services.

Affiliate Notes Receivable — The Company had $31.1 million and $14.0 million at September 30, 2012 and 2011, respectively, of notes receivable from an affiliate. The maturity date is September 30, 2013, and the note bears an interest rate of 0.6%. Interest income recorded in 2012 was $0.1 million and none was recorded in 2011.

Intangible Assets — Net — In October 2010, the Company acquired wireless technology from an affiliate within the JV Co for $0.8 million. The net carrying value was $0.5 million and $0.7 million for the years ended September 30, 2012 and 2011, respectively.

Affiliate Payables — The Company had $1.0 million and $8.4 million at September 30, 2012 and 2011, respectively, in payables to various affiliates. The balances represent reimbursed costs related to contract research and development activities.

Affiliate Debt — All debt of the Company is held with Funding GmbH, an entity within the JV Co. The details of affiliate debt are described in Note 10 above.

Deferred Revenue — The Company sells maintenance contracts to various entities within the JV Co. Maintenance contracts are recognized ratably over the contract life. For the years ended September 30, 2012 and 2011, deferred short-term revenue was $2.1 million and $2.2 million and deferred long-term revenue was $1.3 million and $1.6 million, respectively.

Other Income (Expense) — The Company has pledged all of its U.S.-based assets and acts as a guarantor for certain bonds payable held by the JV Co. As guarantor, the Company receives a quarterly guarantee fee.

On October 1, 2010, the Company contributed one of its wholly owned subsidiaries, Enterasys Networks of Canada Limited (“Enterasys Canada”), to participate in an amalgamation for the JV Co. The sole purpose of the amalgamation was to reduce the overall Canadian footprint for the JV Co. The net book value of the contributed entity was $4.6 million as of October 1, 2010, including cash of $0.9 million. These transactions were treated as a reorganization of entities under common control and recorded at the net book value at the date of the transaction. The loss on the transaction is included as a reduction of additional paid-in capital.

During the year ended September 30, 2011, the Company received a capital contribution amounting to $65.0 million from its direct parent of which $6.8 million was cash. The capital contribution was affected by a reduction in affiliate debt with Funding GmbH in order to reduce outstanding interest and principal of $33.4 million and $31.6 million for the year ended December 30, 2012 and 2011, respectively.

* * * * * *